SIDDHARTA RESORTS & FOODS PRIVATE LIMITED

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENTAND ASSUMPTION AGREEMENT is entered into this First day of March, 2016 by, between and among SIRI GLOBAL ASSET MANAGEMENT CORPORATION, a New York corporation ("SIRI"); SIDDHARTA RESORTS & FOODS PVT LTD., a company incorporated under the Companies Act, 1956 of India ("SRFL"); and INTERUPS, INC., a Nevada corporation ("ITUP").

WHEREAS, SIRI and SRFL entered into a Memorandum of Understanding, dated as of January 29, 2016 (the "MOU"); and

WHEREAS, Section 13 of the MOU states that SIRI may assign its rights and obligations under the MOU to ITUP, with the written permission of the other parties to that MOU;

WHEREAS, SIRI now intends to assign all of its rights under the MOU, subject to all of SIRI's obligations thereunder, to ITUP; and

WHEREAS, ITUP is agreeable to assuming all of SIRI's rights and obligations in the MOU; and

WHEREAS, both SRFL accepts ITUP as the assignee of all of SIRI's rights and obligations set forth in the MOU, as set forth in this Assumption and Assignment Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption of Liabilities. SIRI hereby assigns to ITUP, and ITUP assumes from SIRI, all of SIRI's rights, agreements, promises, covenants and obligations set forth in the MOU. ITUP hereby undertakes and agrees from and after the date hereof, to assume and to pay, perform and discharge, if as and when due, all of SIRI's rights, agreements, promises, covenants and obligations in the MOU.

2. Acceptance of Assignment by SRFL. SRFL hereby agrees that: (a) ITUP is now responsible for all of SIRI's agreements, promises, covenants and obligations set forth in the MOU, and (b) ITUP shall receive all consideration previously owing or payable to SIRI, now and in the future, pursuant to the Shareholder Agreement.

3. Release of SIRI. In consideration of ITUP assuming all of SIRI's agreements, promises, covenants and obligations under the MOU, SRFL hereby releases SIRI from any and all agreements, promises, covenants and agreements set forth in the MOU.

295, Maha Rana Prathap Simha Road, Opp. Horse Park, Nazarbad, MYSORE - 570 010
Ph : 0821 - 2522500 Fax : 0821 - 2522300

SIDDHARTA RESORTS & FOODS PRIVATE LIMITED

4. General. (a) This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(b) This Assumption and Assignment Agreement shall be governed by and construed to be in accordance with the arbitration provisions set forth in Section 16 of the MOU.

IN WITNESS WHEREOF, the undersigned have caused their duly executed this Assignment, Assumption, and Indemnity Agreement on the day and year first above written.

SIRI GLOBAL ASSET MANAGEMENT CORPORATION

Laxmi Prasad

____

Laxmi Prasad, CEO

SIDDHARTA RESORTS & FOODS PTY. LTD.

______________________________ P.V. GIRI CHAIRMAN

INTERUPS, INC.

____

Likhitha Palaypu, CEO

295, Maha Rana Prathap Simha Road, Opp. Horse Park, Nazarbad, MYSORE - 570 010
Ph : 0821 - 2522500 Fax : 0821 - 2522300